TALISMAN ENERGY INC.

Suite 3400, 888 - 3rd Street S.W.

Calgary, Alberta  T2P 5C5

June 26, 2003

Christine D. Lee

Assistant Secretary

Direct Phone:  (403)237-1184

Direct Fax:  (403)231-3633

TELECOPIED

(212-656-5071)

New York Stock Exchange

13th Floor

20 Broad Street

New York, New York

Attention:  Ms. Elizabeth V. Montz

Re:  New Appointment – John ‘t Hart of Talisman Energy Inc.

In accordance with section 204.14 of the New York Stock Exchange Manual, we advise that Dr. John ‘t Hart’s has been appointed Acting Executive Vice-President, Exploration and that such change is effective as of Wednesday, June 25, 2003.

Sincerely,

“Christine D. Lee”

Christine D. Lee

Copy:

Chris Barry, Dorsey & Whitney

L:\CORPORAT\FILINGS\SEDAR\D&O\ExplOfficer\NYSE - Change in 't Hart Title.doc